Exhibit 99.1

News Release AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess 610-727-7199 bbrungess@amerisourcebergen.com
AmerisourceBergen Reports $0.50 Diluted EPS, Up 13.6% Percent, and
Record Revenue of $19.7 Billion in the September Quarter
FY2011 diluted EPS expected to be in the range of $2.31 to $2.41
VALLEY FORGE, PA, November 2, 2010 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2010 fourth quarter ended September 30, 2010, diluted earnings per share increased 13.6 percent to $0.50, and revenue increased 5.3 percent to a record $19.7 billion. The Company expects diluted earnings per share for fiscal year 2011 to be in the range of $2.31 to $2.41, a 7 percent to 12 percent increase over $2.16 per share, which represents the $2.22 diluted earnings per share achieved in fiscal year 2010 less litigation gains. All results are presented in accordance with U.S. generally accepted accounting principles (GAAP).
Fiscal Fourth Quarter Highlights
•	Record revenue of $19.7 billion, up 5.3 percent.
•	Diluted earnings per share of $0.50, a 13.6 percent increase.
•	Gross profit of $592.8 million, up 10.1 percent.
•	Operating income of $248.2 million, up 10.5 percent.
•	Operating margin of 1.26 percent, up 6 basis points.
•	Share repurchases of $120.1 million.
Fiscal Year 2010 Highlights
•	Record revenue of $78.0 billion, up 8.6 percent.
•	Record diluted earnings per share from continuing operations of $2.22, which includes a net after tax benefit of $15.5 million from litigation gains, a 31.4 percent increase.
•	Gross profit of $2.4 billion, up 12.2 percent.

News Release
•	Operating expense ratio of 1.61 percent, down 8 basis points.
•	Record operating income of $1.1 billion, up 24.9 percent.
•	Operating margin of 1.42 percent, up 19 basis points.
•	Cash flow from operations of $1.1 billion, up 41.4 percent.
•	Share repurchases of $470.4 million, above expectations.
“Our outstanding results in both the September quarter and our fiscal year 2010 were driven by strong revenue growth, and excellent performance in the two key growth drivers for our business—generic pharmaceuticals and specialty distribution and services,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “Even without generic introductions, our extraordinary results this year would have been solid, demonstrating the power of our business model. This is the fifth consecutive year we have expanded our pharmaceutical distribution operating margin, reflecting our operating leverage, cost control initiatives, and attractive customer and product mix. We continue to generate excellent cash flow, and our balance sheet remains strong. We have great financial flexibility.”
“We have solid positive momentum going into the new fiscal year,” he continued. “While we do not expect to achieve the same level of extraordinary earnings per share growth in fiscal year 2011 that we achieved in 2010, we do expect that contributions from generics, including new introductions; our strong offerings in specialty distribution and services; and our focus on efficiency and productivity will continue to drive solid results for years to come.”
Summary of Quarterly Results
•	Revenue: In the fourth quarter of fiscal 2010, revenue was a record $19.7 billion, up 5.3 percent compared to the same quarter in the previous fiscal year, reflecting a 6.0 percent increase in AmerisourceBergen Drug Corporation revenue, which was driven by the above market growth of certain of our largest customers and 4.2 percent growth in AmerisourceBergen Specialty Group.
•	Gross Profit: Gross profit in the fiscal 2010 fourth quarter was $592.8 million, a 10.1 percent increase over the same period in the previous year driven by revenue growth, strong generic drug sales and solid performance under fee-for-service contracts with manufacturers. Gross profit in the fiscal 2010 fourth quarter also included a LIFO charge of $0.4 million compared with a $5.7 million credit in the previous year’s fourth quarter.

News Release
•	Operating Expenses: In the fourth quarter of fiscal 2010, operating expenses were $344.7 million, up 9.8 percent over the same period in the last fiscal year reflecting an expected increase in information technology expenses, increases in incentive compensation, and a write-off of capitalized software costs of approximately $7 million. Operating expenses as a percentage of revenue in the fiscal 2010 fourth quarter were 1.75 percent compared with 1.68 percent in the same period in the previous fiscal year.
•	Operating Income: In the fiscal 2010 fourth quarter, operating income increased 10.5 percent to $248.2 million, due to the increase in gross profit. Operating income as a percentage of revenue increased 6 basis points to 1.26 percent in the fiscal 2010 fourth quarter compared with the previous year’s fourth quarter.
•	Tax Rate: The effective tax rate for the fourth quarter of fiscal 2010 was 38.0 percent, up slightly from 37.9 percent in the previous fiscal year’s fourth quarter.
•	Earnings Per Share: Diluted earnings per share were up 13.6 percent to $0.50 in the fourth quarter of fiscal 2010 compared to $0.44 in the previous fiscal year’s fourth quarter, reflecting the 10.5 percent growth in operating income and the reduction in diluted average shares outstanding.
•	Shares Outstanding: Diluted average shares outstanding for the fourth quarter of fiscal year 2010 were 283.8 million, down 4.0 percent from the previous fiscal year’s fourth quarter due primarily to share repurchases, net of option exercises.
Summary of Fiscal Year 2010
•	In fiscal year 2010, diluted earnings per share were a record $2.22, including $0.05 in litigation gains, up 31.4 percent over the prior fiscal year earnings per share from continuing operations. Record revenue of $78.0 billion increased 8.6 percent over the last fiscal year. Operating income rose 24.9 percent to a record $1.1 billion in fiscal 2010, driven by revenue growth, gross margin expansion and operating expense leverage. Operating income margin increased 19 basis points to 1.42 percent. Diluted average shares outstanding in fiscal 2010 were 287.2 million, down 5.1 percent from the year-ago same period.

News Release
Fiscal Year 2011 Expectations
“Looking ahead, the Company expects diluted earnings per share in fiscal year 2011 to be in the range of $2.31 to $2.41, a 7 percent to 12 percent increase over a base of $2.16, which represents the diluted earnings per share achieved in fiscal year 2010 less the contribution from litigation gains,” said R. David Yost, AmerisourceBergen President and Chief Executive Officer. “Key assumptions supporting the increased diluted earnings per share range for fiscal year 2011 are: revenue growth of between 2 percent and 4 percent; operating margin growth in the low to mid single-digit basis points range; and free cash flow in the range of $625 million to $700 million, which includes capital expenditures in the $150 million range. Subject to market conditions, we expect to spend approximately $400 million to repurchase our common shares in fiscal year 2011.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Time on November 2, 2010. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.
To access the live conference call via telephone:

Dial in:	210-234-0010, the access code is “ABC”.
To access the live webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call will be available from 2:00 p.m. November 2, 2010 until 11:59 p.m. November 9, 2010. The webcast replay will be available for 30 days.
To access the replay via telephone:

Dial in:	866-469-7804 from within the U.S., no access code required. 203-369-1472 from outside the U.S., no access code required.
To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

News Release
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With $78 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation and our corporate operations without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing, dispensing or service fees and/or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing, dispensing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect, are difficult for us to integrate into our business operations or do not adhere to our system of internal controls; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for this Fiscal Year Ended September 30, 2009 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended		Months Ended
	September 30,	% of	September 30,	% of	%
	2010	Revenue	2009	Revenue	Change

Revenue	$19,715,373	100.00%	$18,716,063	100.00%	5.3%

Cost of goods sold	19,122,539		18,177,530		5.2%

Gross profit	592,834	3.01%	538,533	2.88%	10.1%

Operating expenses:
Distribution, selling and administrative	318,810	1.62%	291,571	1.56%	9.3%
Depreciation and amortization	23,352	0.12%	20,876	0.11%	11.9%
Facility consolidations, employee severance and other	—	—%	(98)	—%
Intangible asset impairments	2,500	0.01%	1,572	0.01%

Total operating expenses	344,662	1.75%	313,921	1.68%	9.8%

Operating income	248,172	1.26%	224,612	1.20%	10.5%

Other loss	2,339	0.01%	249	—%

Interest expense, net	18,047	0.09%	14,951	0.08%	20.7%

Income before income taxes	227,786	1.16%	209,412	1.12%	8.8%

Income taxes	86,558	0.44%	79,265	0.42%	9.2%

Net income	$141,228	0.72%	$130,147	0.70%	8.5%

Earnings per share:
Basic	$0.51		$0.44		15.9%
Diluted	$0.50		$0.44		13.6%

Weighted average common shares outstanding:
Basic	278,928		292,796
Diluted (1)	283,815		295,685

(1)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Fiscal		Fiscal
	Year Ended		Year Ended
	September 30,	% of	September 30,	% of	%
	2010	Revenue	2009	Revenue	Change

Revenue	$77,953,979	100.00%	$71,759,990	100.00%	8.6%

Cost of goods sold	75,597,337		69,659,915		8.5%

Gross profit (1)	2,356,642	3.02%	2,100,075	2.93%	12.2%

Operating expenses:
Distribution, selling and administrative	1,167,828	1.50%	1,120,240	1.56%	4.2%
Depreciation and amortization	86,461	0.11%	78,908	0.11%	9.6%
Facility consolidations, employee severance and other (2)	(4,482)	-0.01%	5,406	0.01%
Intangible asset impairments	3,200	—%	11,772	0.02%

Total operating expenses	1,253,007	1.61%	1,216,326	1.69%	3.0%

Operating income	1,103,635	1.42%	883,749	1.23%	24.9%

Other loss	3,372	—%	1,368	—%

Interest expense, net	72,494	0.09%	58,307	0.08%	24.3%

Income from continuing operations before income taxes	1,027,769	1.32%	824,074	1.15%	24.7%

Income taxes	391,021	0.50%	312,222	0.44%	25.2%

Income from continuing operations	636,748	0.82%	511,852	0.71%	24.4%

Loss from discontinued operations, net of income taxes	—		(8,455)

Net income	$636,748	0.82%	$503,397	0.70%	26.5%

Basic earnings per share:
Continuing operations	$2.26		$1.70		32.9%
Discontinued operations	—		(0.03)

Total	$2.26		$1.67

Diluted earnings per share:
Continuing operations	$2.22		$1.69		31.4%
Discontinued operations	—		(0.03)

Total	$2.22		$1.66

Weighted average common shares outstanding:
Basic	282,258		300,573
Diluted (3)	287,246		302,754

(1)	Includes a $20.7 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2010.

(2)	Includes the reversal of a $4.4 million legal accrual and a $2.3 million litigation charge in the fiscal years ended September 30, 2010 and 2009, respectively.

(3)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	September 30,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$1,658,182	$1,009,368
Accounts receivable, net	3,827,484	3,916,509
Merchandise inventories	5,210,098	4,972,820
Prepaid expenses and other	52,586	55,056

Total current assets	10,748,350	9,953,753

Property and equipment, net	711,712	619,238
Other long-term assets	2,974,781	2,999,749

Total assets	$14,434,843	$13,572,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,833,285	$8,517,162
Current portion of long-term debt	422	1,068
Other current liabilities	1,072,637	961,380

Total current liabilities	9,906,344	9,479,610

Long-term debt, less current portion	1,343,158	1,176,933

Other long-term liabilities	231,044	199,728

Stockholders’ equity	2,954,297	2,716,469

Total liabilities and stockholders’ equity	$14,434,843	$13,572,740

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal	Fiscal
	Year Ended	Year Ended
	September 30,	September 30,
	2010	2009

Operating Activities:
Net income	$636,748	$503,397
Loss from discontinued operations	—	8,455

Income from continuing operations	636,748	511,852
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	280,664	253,957
Changes in operating assets and liabilities	191,212	25,187

Net cash provided by operating activities — continuing operations	1,108,624	790,996
Net cash used in operating activities — discontinued operations	—	(7,233)

Net cash provided by operating activities	1,108,624	783,763

Investing Activities:
Capital expenditures	(184,635)	(145,837)
Cost of acquired companies, net of cash acquired	—	(13,422)
Proceeds from sale of PMSI	—	11,940
Other	264	108

Net cash used in investing activities — continuing operations	(184,371)	(147,211)
Net cash used in investing activities — discontinued operations	—	(1,138)

Net cash used in investing activities	(184,371)	(148,349)

Financing Activities:
Net borrowings	163,039	(8,838)
Purchases of common stock	(470,356)	(450,350)
Exercises of stock options	132,719	22,066
Cash dividends on common stock	(90,622)	(62,696)
Debt issuance costs and other	(10,219)	(4,342)

Net cash used in financing activities	(275,439)	(504,160)

Increase in cash and cash equivalents	648,814	131,254

Cash and cash equivalents at beginning of year	1,009,368	878,114

Cash and cash equivalents at end of year	$1,658,182	$1,009,368